Putnam Diversified Income Trust as of September 30, 2007 Annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2007, Putnam Management
has assumed $1,616 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 Class A	76,065
      Class B	11,177
      Class C	5,670

72DD2 Class M	46,960
      Class R   80
      Class Y   1,050

73A1  Class A	0.540
      Class B	0.465
      Class C	0.465

73A2  Class M	0.516
      Class R	0.517
      Class Y	0.564

74U1  Class A	147,072
      Class B	20,506
      Class C	13,171

74U2  Class M	75,978
      Class R   495
      Class Y   2,073

74V1  Class A	9.91
      Class B	9.83
      Class C	9.84

74V2  Class M	9.81
      Class R	9.89
      Class Y	9.92

Item 61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B Additional Information About Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.